Exhibit 99.1

March 8, 2018

OncoMed Announces Fourth Quarter and Full Year 2017 Financial Results and Operational Highlights

Navicixizumab and anti-TIGIT data expected in the 2nd Half of 2018

Management to Host Conference Call/Webcast this afternoon at 4:30 p.m. ET / 1:30 p.m. PT

REDWOOD CITY, Calif.  – March 8, 2018 – OncoMed Pharmaceuticals, Inc. (NASDAQ: OMED), a clinical-stage biopharmaceutical company focused on discovering and developing novel anti-cancer therapeutics, today announced fourth quarter and full year 2017 financial results.

“As we look ahead into 2018, OncoMed’s focus is on developing our novel anti-cancer therapeutic candidates through key value inflection points. OncoMed’s two most advanced immuno-oncology programs, anti-TIGIT and GITRL-Fc, are progressing well, and the Company is encouraged by the robust pace of enrollment in both programs. In the near-term, OncoMed will initiate the Phase 1b portion of anti-TIGIT in combination with an anti-PD1 agent, and it is the company’s current plan to present data from the on-going Phase 1a study in the 4th quarter of 2018,” stated John Lewicki, Ph.D., President of OncoMed. “Additionally, OncoMed expects to present data from an on-going Phase 1b study of navicixizumab in the 2nd half of 2018.”

Pipeline Highlights

Anti-TIGIT (OMP-313M32)

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OncoMed plans to initiate the Phase 1b portion of its anti-TIGIT trial to study anti-TIGIT in combination with anti-PD1 in the first half of 2018. The Phase 1b portion of the anti-TIGIT trial is designed to assess safety and tolerability of escalating doses of the combination treatment.

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OncoMed continues enrollment in the Phase 1a single agent study of anti-TIGIT in patients with advanced or metastatic solid tumors. The Phase 1a study is designed to assess safety and tolerability of escalating doses. Pharmacodynamic biomarkers will be assessed in this study which includes a dose expansion cohort. The company’s current plan is to present data from the on-going Phase 1a study in the 4th quarter of 2018.

GITRL-Fc (OMP-336B11)

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Enrollment continues in the Phase 1a single agent study of its wholly-owned GITRL-Fc in patients with advanced or metastatic solid tumors. GITRL-Fc is a fusion protein with an Fc-linked fully human trimer ligand and is designed to directly activate the co-stimulatory receptor GITR (glucocorticoid-induced tumor necrosis factor receptor-related protein) to enhance T-cell modulated immune responses. The Phase 1a study is designed to assess safety and tolerability of escalating doses. The presentation of data from this Phase 1 study is currently planned for 2019.

Navicixizumab (anti-DLL4/VEGF bispecific; OMP-305B83)

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Enrollment continues in two Phase 1b multi-center, open-label, dose escalation and expansion studies of OncoMed’s anti-DLL4/VEGF bispecific antibody in combination with standard-of-care chemotherapies: one in patients with platinum-resistant ovarian cancer who have failed more than two prior therapies or prior bevacizumab and a second in patients with 2nd line metastatic colorectal cancer. To date, OncoMed has enrolled over 90 patients across the Phase 1a and Phase 1b trials. In the 2nd half of 2018, we expect to publish the Phase 1a data and report interim data from the Phase 1b ovarian cancer study.

Fourth Quarter and Full Year 2017 Financial Results

Cash, cash equivalents and short-term investments totaled $103.1 million as of December 31, 2017, compared to $184.6 million as of December 31, 2016.

Revenues were $38.2 million for the full year of 2017, an increase of $13.0 million, compared to $25.2 million in 2016. The increase in revenue was primarily due to an increase in amortization of upfront fees from our partnership with Celgene as a result of revision of estimated period of performance. Revenues were $20.6 million during the fourth quarter of 2017, an increase of $14.4 million, compared to $6.2 million for the same quarter in 2016.

Research and development (R&D) expenses were $59.8 million for the full year of 2017, a decrease of $49.9 million, compared to $109.7 million in 2016. The decrease was primarily due to lower external research and development costs resulting from the discontinuation of dosing of all patients in our demcizumab and tarextumab programs and a decrease in internal costs due to reduced headcount following the restructuring actions in April 2017. R&D expenses were $8.6 million for the fourth quarter of 2017, a decrease of $15.6 million, compared to $24.2 million for the same quarter in 2016.

General and administrative (G&A) expenses were $16.8 million for the full year of 2017, a decrease of $2.0 million, compared to $18.8 million in 2016. The decrease was primarily attributable to a decrease in personnel costs, including stock-based compensation expenses, as a result of our reduced headcount following the restructuring actions in April 2017. G&A expenses were $3.8 million for the fourth quarter of 2017, a decrease of $0.6 million, compared to $4.4 million for the same quarter in 2016.

Net loss for the year ended December 31, 2017 was $39.1 million ($1.04 per share), compared to $103.1 million ($3.14 per share) in 2016. The change in year-over-year net loss was primarily due to higher collaboration revenue and lower operating expenses. Net income for the fourth quarter of 2017 was $9.5 million ($0.25 per share, basic and diluted), compared to a net loss of $22.3 million ($0.60 per share, basic and diluted) for the same quarter in 2016.

2018 Financial Guidance

OncoMed's current cash is estimated to be sufficient to fund operations through at least the third quarter of 2019, without taking into account future potential milestone payments from its partners. OncoMed estimates 2018 operating cash burn to be approximately $55 million, before considering potential milestones/opt-ins.

Corporate Update

As announced in January, the Board of Directors has retained an executive search firm and initiated a search for a Chief Executive Officer. The company also announced in January that Executive Vice President and Chief Financial Officer Sunil Patel has resigned effective March 9, 2018. As a result of these executive changes, OncoMed named Perry Karsen as Executive Chairman of the Board of Directors and John Lewicki as President of OncoMed. The company plans to provide an update on the CEO search once a final decision has been made.

“We are very grateful for Sunil’s nine years of leadership, and wish him the best in all of his future endeavors. Sunil has played an instrumental role in OncoMed’s growth, and his contributions to our patients and shareholders will be carried forward in the continued advancement of our clinical programs,” commented Perry Karsen, Executive Chairman of OncoMed.

Conference Call Today

OncoMed management will host a conference call today beginning at 4:30 p.m. ET / 1:30 p.m. PT to review fourth quarter and full year 2017 financial results and corporate updates.

Analysts and investors can participate in the conference call by dialing (855) 420-0692 (domestic) and (484) 756-4194 (international) using the conference ID# 4997704. The webcast of the conference call can be accessed live on the Investor Relations section of the OncoMed website, http://www.oncomed.com.

An audio replay of the conference call can be accessed by dialing (855) 859-2056 (domestic) or (404) 537-3406 (international) utilizing the conference ID number listed above. The web broadcast of the conference call will be available for replay through the OncoMed website.

About OncoMed Pharmaceuticals

OncoMed Pharmaceuticals is a clinical-stage biopharmaceutical company focused on discovering and developing novel anti-cancer therapeutics. OncoMed has internally discovered a broad pipeline of investigational drugs intended to address the fundamental biology driving cancer's growth, resistance, recurrence and metastasis. Anti-TIGIT (OMP-313M32), navicixizumab (anti-DLL4/VEGF bispecific, OMP-305B83), and rosmantuzumab (anti-RSPO3, OMP-131R10) are part of OncoMed's strategic alliance with Celgene Corporation. OncoMed is independently developing GITRL-Fc (OMP-336B11), as well as continuing to pursue new drug discovery research. For further information about OncoMed Pharmaceuticals, please see www.oncomed.com.

Forward Looking Statements

To the extent that statements contained in this press release are not descriptions of historical facts regarding OncoMed Pharmaceuticals, they are forward-looking statements reflecting the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including, without limitation, OncoMed's intentions and expectations regarding the period of time during which cash will be available to fund OncoMed's operations; OncoMed's cash burn for 2018; OncoMed's ability to advance its clinical programs, including through key value inflection points in 2018; the timing of initiation of Phase 1b for OncoMed’s anti-TIGIT program; the progress of, and rate of enrollment in, OncoMed’s immuno-oncology trials; and the timing and availability of data from OncoMed's clinical programs. Such forward-looking statements involve substantial risks and uncertainties that could cause OncoMed's clinical development programs, future results, performance or achievements to differ significantly from those expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, the uncertainties inherent in the preclinical and clinical development process; OncoMed's dependence on its collaboration partner Celgene for the funding of its partnered programs; OncoMed's ability to raise additional capital to support the development of its unpartnered programs; OncoMed's reliance on third parties to conduct certain preclinical studies and all of its clinical trials; OncoMed's reliance on single source third-party contract manufacturing organizations to manufacture and supply its product candidates; and OncoMed's dependence on its key executives. OncoMed undertakes no obligation to update or revise any forward-looking statements. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to OncoMed's business in general, see OncoMed's Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission (SEC) on March 8, 2018 and OncoMed's other current and periodic reports filed with the SEC.

Investor Relations Contact:

Peter Rahmer

Trout Group

prahmer@troutgroup.com

(646) 378-2973

Mike Zanoni

Trout Group

mzanoni@troutgroup.com

(646) 378-2924

ONCOMED PHARMACEUTICALS, INC.
Condensed Statements of Operations
(Unaudited)
(In thousands, except share and per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,

	2017	2016	2017	2016

Total revenue:	$20,640	$6,219	$38,154	$25,153

Operating expenses:
Research and development	8,572	24,246	59,839	109,713
General and administrative	3,809	4,362	16,761	18,827
Restructuring charges	14	—	2,527	—
Total operating expenses	12,395	28,608	79,127	128,540
Income (loss) from operations	8,245	(22,389)	(40,973)	(103,387)
Interest and other income, net	123	53	828	299
Income (loss) before provision for income taxes	8,368	(22,336)	(40,145)	(103,088)
Income tax provision (benefit)	(1,095)	(2)	(1,083)	14
Net income (loss)	$9,463	$(22,334)	$(39,062)	$(103,102)
Net income (loss) per share:
Basic	$0.25	$(0.60)	$(1.04)	$(3.14)
Diluted	$0.25	$(0.60)	$(1.04)	$(3.14)
Shares used to compute for net income (loss) per common share:
Basic	37,960,091	37,100,709	37,631,348	32,859,554
Diluted	38,401,516	37,100,709	37,631,348	32,859,554

ONCOMED PHARMACEUTICALS, INC.
Condensed Balance Sheets
(Unaudited)
(In thousands)

	December 31, 2017	December 31, 2016

Cash, cash equivalents and short-term investments	$103,091	$184,573
Prepaid and other assets	7,231	10,909
Total assets	$110,322	$195,482

Deferred revenue	$143,838	$179,883
Other liabilities	15,087	38,627
Stockholders' deficit	(48,603)	(23,028)
Total liabilities and stockholders' deficit	$110,322	$195,482